Calculation of Filing Fee Tables
S-8
DIGI INTERNATIONAL INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $.01 par value per share	Other	2,000,000	$ 27.85	$ 55,700,000.00	0.0001531	$ 8,527.67
Total Offering Amounts:						$ 55,700,000.00		$ 8,527.67
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,527.67
Offering Note
[1]	1a. As described in the Explanatory Note in this Registration Statement, represents 2,000,000 additional shares of common stock, $.01 par value per share ("Common Stock") being registered for the first time pursuant to the Digi International Inc. 2021 Omnibus Incentive Plan, as amended and restated. 1b. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant. 1c. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant's Common Stock on May 6, 2025, as reported on the Nasdaq Stock Market.